UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 1, 2026

Ondas Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-39761	47-2615102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Lakeview Avenue, Suite 800, West Palm Beach, Florida 33401

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (888) 350-9994

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock par value $0.0001	ONDS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01. Completion of Acquisition or Disposition of Assets.

On April 1, 2026 (the “Closing Date”), Ondas Inc. (the “Company”) completed the previously announced acquisition of World View Enterprises Inc., a Delaware corporation (the “World View”), pursuant to that certain Agreement and Plan of Merger (the “Agreement”), dated March 23, 2026, by and among the Company, Wassaic Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), World View, and Fortis Advisors LLC, a Delaware limited liability company, in its capacity as the Representative (as defined in the Agreement).

In accordance with the terms of the Agreement, on the Closing Date, Merger Sub merged with and into World View, with World View continuing as the surviving entity and a wholly owned subsidiary of the Company (the “Merger”), for (i) up to 12,775,219 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), of which 99,233 Shares were deposited into an escrow account for the purpose of securing any post-closing purchase price adjustments owed by the Stockholders (as defined in the Agreement), and (ii) approximately $7.3 million cash towards outstanding obligations. In the Company’s sole discretion, the Company may pay cash in the amount equal to the value of the Shares that would have otherwise been issued to any Non-Accredited Stockholder (as defined in the Agreement).

Also on April 1, 2026, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”), by and among the Company and certain Stockholders (the “Holders”). Pursuant to the Registration Rights Agreement, the Company agreed to file with the Securities and Exchange Commission (the “SEC”) prospectus supplements pursuant to Rule 424(b)(7) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), providing for the resale by the Holders of such issued Shares, subject to the trading limitation discussed below.

Pursuant to the Registration Rights Agreement, for a period of six (6) months following the Closing Date, each Holder shall be subject to daily trading volume limitations, whereby such Holder may not sell any Common Stock issued to such Holder pursuant to the Agreement on any trading market in any single trading day to the extent such sales would exceed five percent (5%) of the daily trading volume of such stock as reported on the principal trading market on which the Common Stock is listed on the trading day immediately preceding the relevant date of determination.

The foregoing description of the Merger, the Agreement and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by the full text of the Agreement and the Registration Rights Agreement, a copy of which are attached hereto as Exhibit 2.1 and Exhibit 10.1, and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure included in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference. The issuances of Shares in Item 2.01 above will be exempt from the registration requirements of the Securities Act, in accordance with Regulation D thereunder.

Item 8.01. Other Events

On April 1, 2026, the Company issued a press release announcing the closing of the Merger. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial statements are not required in connection with the Merger pursuant to Rule 3-05(b) of Regulation S-X.

(b)	Pro forma financial information is not required in connection with the Merger pursuant to Article 11 of Regulation S-X.

(d)	Exhibits. The following exhibits are being filed with this Current Report on Form 8-K.

Exhibit No.	Description
2.1*	Agreement and Plan of Merger, dated March 23, 2026, by and among the Company, Wassaic Merger Sub Inc., World View Enterprises Inc., and Fortis Advisors LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 23, 2026).
10.1	Form of Registration Rights Agreement, dated April 1, 2026, by and among the Company and the signatories thereto.
99.1	Press Release, dated April 1, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Schedules and Exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2026	ONDAS INC.

	By:	/s/ Eric Brock
Eric A. Brock
Chief Executive Officer

3